EXHIBIT (11)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                         ===============================
                        COMPUTATION OF EARNINGS PER SHARE
               ---------------------------------------------------
                      Dollars and Share Amounts in Millions

                                                  Three Months Ended       Six Months Ended
                                                      December 31             December 31
                                                  ------------------       ------------------
NET EARNINGS PER SHARE                            1994       1993          1994      1993
- ----------------------------------------          ------     ------        ------    ------
Net earnings                                      $  750     $  653        $1,542    $1,323
  Deduct preferred stock dividends                    26         26            51        50
                                                  ------     ------        ------    ------
Net earnings applicable to common stock           $  724     $  627        $1,491    $1,273
- ----------------------------------------------    ======     ======        ======    ======
  Average number of common shares outstanding      685.2      682.3         685.2     682.3

Per Share
- ------------
  Net earnings per share                          $ 1.06     $  .92        $ 2.18    $ 1.87
                                                  ======     ======        ======    ======
NET EARNINGS PER SHARE ASSUMING
FULL DILUTION
- -----------------------------------------------
Net earnings                                      $  750     $  653        $1,542    $1,323
  Deduct differential -- preferred
    vs. common dividends                              11         13            23        26
                                                  ------     ------        ------    ------
Net earnings/(loss) applicable to common stock    $  739     $  640        $1,519    $1,297
- -----------------------------------------------   ======     ======        ======    ======
  Average number of common shares outstanding      685.2      682.3         685.2     682.3
  Add potential effect of:
    Exercise of options                              7.4        7.2           7.4       7.2
    Conversion of preferred stock                   53.0       54.2          53.0      54.2
                                                  ------     ------        ------    ------
  Average number of common shares
    outstanding, assuming full dilution            745.6      743.7         745.6     743.7
                                                  ======     ======        ======    ======
Per share assuming full dilution
- -----------------------------------------
  Net earnings per share assuming full dilution   $  .99     $  .85        $ 2.04    $ 1.74
                                                  ======     ======        ======    ======

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